Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE SECOND QUARTER OF 2013;
PROVIDES OPERATIONS UPDATE ON KEY PROGRAMS;
INCREASES FULL-YEAR 2013 PRODUCTION GUIDANCE

•	Record quarterly production of 11.99 MMBOE, an average of 131.8 MBOE/d; production above quarterly guidance range of 115 - 121 MBOE/d

•	Quarterly GAAP net income of $76.5 million, or $1.13 per diluted share; adjusted quarterly net income of $51.8 million, or $0.76 per diluted share

•	Record quarterly EBITDAX of $342.5 million represents 60% growth over second quarter of 2012

•	Company increases full year 2013 production guidance by approximately 10% to a midpoint of 47.9 MMBOE; increases production forecasts for 2014 and 2015

DENVER, CO July 30, 2013 - SM Energy Company (NYSE: SM) announces its financial results for the second quarter of 2013 and provides an operations update. In addition, a new presentation concerning the Company's second quarter earnings and operations update will be posted on the Company's website at www.sm‑energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on July 31, 2013. Information for the call can be found below.

SECOND QUARTER 2013 RESULTS

SM Energy reported net income for the second quarter of 2013 of $76.5 million, or $1.13 per diluted share. This compares to net income of $24.9 million, or $0.37 per diluted share, for the same period of 2012.

Adjusted net income for the second quarter of 2013 was $51.8 million, or $0.76 per diluted share, compared to adjusted net income of $5.9 million, or $0.09 per diluted share, for the same period of 2012. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and are generally items whose timing and/or amount cannot be reasonably estimated.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") was $342.5 million for the second quarter of 2013, a record level, and an increase of 60% from $213.7 million for the same period of 2012.

Adjusted net income and EBITDAX are non-GAAP financial measures. Please refer to the respective reconciliations in the Financial Highlights section at the end of this release for additional information about these measures.

Total operating revenues for the second quarter of 2013 were $559.4 million compared to $304.4 million for the same period of 2012, an 84% increase from period to period. The table below provides the average realized prices received by product for the Company, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for the Three Months Ended June 30, 2013
	Before the effect of derivative cash settlements	After the effect of derivative cash settlements

Oil ($/Bbl)	$90.00	$89.64
Gas ($/Mcf)	$4.28	$4.23
Natural gas liquids ($/Bbl)	$34.09	$36.00
Equivalent ($/BOE)	$44.57	$44.66

The table below presents key performance measures and metrics, as well as previously provided guidance for the second quarter of 2013:

Production	Reported	2Q13 Guidance

Average daily production (MBOE/d)	131.8	115 - 121
Total production (MMBOE)	11.99	10.5 - 11.0

Costs
LOE ($/BOE)	$4.69	$5.00 - $5.25
Transportation ($/BOE)	$5.59	$4.65 - $4.90
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.0%	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.02	$2.25 - $2.45
G&A - Cash NPP ($/BOE)	$0.29	$0.35 - $0.50
G&A - Non-cash ($/BOE)	$0.64	$0.75 - $0.90
Total G&A ($/BOE)	$2.95	$3.35 - $3.85

DD&A ($/BOE)	$18.82	$19.20 - $20.40

For the second quarter of 2013, SM Energy reported quarterly production of 11.99 MMBOE, resulting in average daily production of 131.8 MBOE per day, which is 12% above the midpoint of the Company's guidance range of 115 to 121 MBOE per day. Reported average daily production increased by 15% from quarterly production of 115.0 MBOE per day in the first quarter of 2013. Reported production in the second quarter was comprised of 27% oil/condensate, 19% NGLs, and 54% natural gas. The increase in the quarterly natural gas percentage reflects a backlog of wells in oilier portions of the Eagle Ford shale play that the Company expects to be placed on production in the third quarter of 2013.

In the second quarter of 2013, the Company reported total per unit cash costs at the lower end of its guidance range. The Company reported quarterly LOE per unit costs below its guidance range due to lower workover expense in the quarter, in addition to higher than anticipated production growth in the Company's Eagle Ford shale program, which has lower LOE per BOE than the Company's blended overall LOE rate. Greater than anticipated production growth in the Eagle Ford shale program also drove transportation expense higher than guidance for the quarter. Additionally, Eagle Ford transportation expense per BOE was impacted in the quarter by increased compression charges and increased fuel charges resulting from higher natural gas prices in the quarter.

OPERATIONS UPDATE

Eagle Ford Shale
The Company's operated net production in the Eagle Ford shale averaged 66.1 MBOE per day in the second quarter of 2013, a 28% sequential increase over first quarter production of 51.8 MBOE per day. Average daily production in the second quarter of 2013 from the Company's operated Eagle Ford shale program increased 92% over the second quarter of 2012. During the second quarter of 2013, SM Energy made 22 flowing completions in its operated Eagle Ford shale program. Due to operational efficiencies from pad drilling, the Company currently expects to make approximately 95 flowing completions in 2013 on its operated Eagle Ford acreage. The last 15 wells in the Briscoe area averaged $5.4 million per well, a 13% decrease in the cost per foot versus last year. As a result, the additional completions over the Company's original budget of 75 flowing completions are not expected to significantly increase capital investment in the program, as further discussed below.

In the non-operated portion of the Company's Eagle Ford shale program, net production for the second quarter of 2013 averaged 17.4 MBOE per day, an approximately 9% sequential increase over the first quarter 2013 production of 16.0 MBOE per day and an approximately 83% increase over the second quarter of 2012. The operator ran nine drilling rigs during the second quarter of 2013. Additionally, an affiliate of the operator placed into service a gas processing plant late in the second quarter and increased firm transportation capacity for these non-operated properties.

Bakken / Three Forks
In the second quarter of 2013, the Company released two of its contracted traditional rigs in its Bakken/Three Forks program and contracted for a more efficient walking rig. SM Energy continues to focus its drilling on the Bakken and Three Forks formations in its Raven/Bear Den and Gooseneck prospects in McKenzie, Williams and Divide Counties, North Dakota. Second quarter average daily production for the Company's Bakken/Three Forks program was 13.7 MBOE per day, a 12% sequential increase from the first quarter of 2013 and a 39% increase from the second quarter of 2012. During the second quarter, the Company made 12 gross flowing completions in its operated Bakken/Three Forks program. The Company expects to make approximately 40 gross flowing completions on its operated Bakken/Three Forks acreage in 2013.

Permian Basin
In the Permian Basin, the Company has approximately 125,000 net acres and is currently developing the Bone Spring formation in southeast New Mexico, delineating the Mississippian limestone in the northern Midland Basin, and testing various shale targets in the Midland Basin. The Company operated three drilling rigs during the second quarter of 2013 in its Permian region with plan to run a comparable program for the remainder of the year.

During the quarter, the Company drilled a horizontal Wolfcamp shale well on its acreage in the southern Midland Basin.  The well is currently flowing back after completion. Included in the aforementioned three rig program is a single rig targeting the Wolfcamp shale. SM Energy will also participate in several non-operated wells which are planned for the remainder of the year. The Company holds approximately 20,000 acres with Wolfcamp shale potential in this area, of which approximately 70% is operated.

Powder River Basin
During the second quarter of 2013, SM Energy closed its previously announced acquisition of approximately 40,000 net acres in the Powder River Basin and now has approximately 110,000 total net acres in the basin. Of these total net acres, approximately 65,000 net acres are prospective for the Frontier formation, approximately 45,000 net acres are prospective for the Shannon formation, and approximately 15,000 net acres are prospective for the Sussex formation. The Company expects to operate a one rig program focused on the Frontier formation in the second half of the year.

East Texas
During the second quarter of 2013, SM Energy increased its acreage position in its East Texas play to approximately 195,000 net acres from the previously announced 150,000 net acres. The Company plans to drill additional test wells on its acreage targeting the Eagle Ford and Woodbine formations in the second half of 2013.

FINANCIAL POSITION AND LIQUIDITY

At the end of the second quarter of 2013, SM Energy had total long-term debt outstanding of approximately $1.6 billion, comprised of $28.0 million drawn on its revolving credit facility and an aggregate amount of $1.6 billion of senior notes. As of June 30, 2013, the Company's debt to twelve month trailing EBITDAX decreased to 1.3 times and its debt-to-book capitalization ratio was 52%.

UPDATED PRODUCTION, CAPITAL, AND PERFORMANCE GUIDANCE

SM Energy has increased its full-year 2013 production guidance by 10% with only a 3% increase in associated development capital.

The Company's full-year 2013 updated production guidance range is now 47.3 - 48.6 MMBOE, an increase from the previously provided full-year range of 42.8 - 44.5 MMBOE, and represents production growth of approximately 30% year-over-year. The increase in production guidance is due primarily to efficiencies achieved in the Company's Eagle Ford shale program, where the Company will make an additional 20 flowing completions in 2013. The Company expects its 2013 exit rate production mix to be comprised of 50% liquids and 50% natural gas.

SM Energy is also reiterating its 15% annual production growth rates for 2014 and 2015 on retained assets, resulting in an expected 10% increase in implied volumes for those years, adjusted for divestitures.

The Company's current forecast for 2013 capital investment is expected to be approximately $1.65 billion, an increase of 10% from its previously announced capital program of $1.5 billion. Development capital is expected to be 3% higher than originally budgeted. The remainder of the increase relates primarily to increased New Ventures investment in the Powder River Basin and in East Texas and the previously announced approximately $65 million acquisition of Powder River Basin acreage. Based on the updated capital plan, production guidance, and current expectations of commodity prices, the Company expects projected year-end debt to trailing twelve-month EBITDAX to be less than the previously guided 1.6 times.

The following table summarizes the updated capital allocations for 2013:

Capital Update
(in millions)
Updated 2013 Capital Plan
Development capital
Eagle Ford	$655
Bakken/Three Forks	295
Permian	200
Other	90
Development subtotal	$1,240

New Ventures capital	$170

Non-drilling capital
Acquisitions	$60
Other non-drilling	180
Non-drilling subtotal	$240

Total	$1,650

New Ventures capital includes allocations to test and delineate its emerging resource plays in East Texas and the Powder River Basin. The Other non-drilling capital portion of the updated capital program includes amounts for facilities, land, and exploration-related items.

The Company is providing updated production and performance guidance for the third quarter and full year 2013 in the table below:

Guidance for 2013
	3Q13	FY2013
Production (MMBOE)	12.2 - 12.8	47.3 - 48.6
Average daily production (MBOE/d)	132 - 139	128 - 134

LOE ($/BOE)	$4.55 - $4.80	$4.65 - $4.90
Transportation ($/BOE)	$5.50 - $5.75	$5.30 - $5.60
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.0% - 5.5%	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.15 - $2.35	$2.10 - $2.30
G&A - Cash NPP ($/BOE)	$0.25 - $0.40	$0.25 - $0.40
G&A - Non-cash ($/BOE)	$0.45 - $0.60	$0.50 - $0.65
Total G&A ($/BOE)	$2.85 - $3.35	$2.85 - $3.35

DD&A ($/BOE)	$17.30 - $18.50	$17.75 - $19.05

Effective income tax rate range		37.5% - 38.1%
% of income tax that is current		<5%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for July 31, 2013, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). The call participation number is 877-445-0811, and the conference ID number is 19985517. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 19985517. International participants may dial 617‑401-8115 to take part in the conference call, using the conference ID number 19985517, and may access a replay of the call at 404-537-3406, using conference ID number 19985517. Replays may be accessed through August 14, 2013.

This call is being webcast live and may be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through August 14, 2013.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions, including, but not limited to, the Company's announced plans to divest of assets including those located in the Anadarko Basin; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts, including, but not limited to, the Company's announced plans to divest of assets including those located in the Anadarko Basin; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2012 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at
www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444
Brent Collins, ir@sm-energy.com, 303-863-4326

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2013

Production Data	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2013	2012	Percent Change	2013	2012	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$90.00	$82.52	9%	$90.82	$86.72	5%
Gas (per Mcf)	4.28	2.34	83%	3.96	2.62	51%
NGL (per Bbl)	34.09	37.79	(10)%	35.24	40.94	(14)%
Equivalent (per BOE)	$44.57	$37.09	20%	$44.95	$40.01	12%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$89.64	$80.52	11%	$90.45	$83.52	8%
Gas (per Mcf)	4.23	3.02	40%	4.08	3.31	23%
NGL (per Bbl)	36.00	39.44	(9)%	36.81	41.06	(10)%
Equivalent (per BOE)	$44.66	$39.06	14%	$45.52	$41.42	10%

Production:
Oil (MMBbls)	3.23	2.36	37%	6.36	4.87	31%
Gas (Bcf)	39.15	28.13	39%	71.39	56.79	26%
NGL (MMBbls)	2.24	1.38	62%	4.08	2.54	60%
MMBOE	11.99	8.43	42%	22.34	16.88	32%

Average daily production:
Oil (MBbls per day)	35.5	25.9	37%	35.1	26.7	31%
Gas (MMcf per day)	430.2	309.2	39%	394.4	312.0	26%
NGL (MBbls per day)	24.6	15.2	62%	22.5	14.0	61%
MBOE	131.8	92.6	42%	123.4	92.7	33%

Per BOE Data:
Realized price before the effects of derivative cash settlements	$44.57	$37.09	20%	$44.95	$40.01	12%
Lease operating expense	4.69	5.48	(14)%	4.96	5.07	(2)%
Transportation costs	5.59	3.59	56%	5.12	3.49	47%
Production taxes	2.21	1.74	27%	2.24	2.00	12%
General and administrative	2.95	3.69	(20)%	3.03	3.51	(14)%
Operating profit, before the effects of derivative cash settlements	$29.13	$22.59	29%	$29.60	$25.94	14%
Derivative cash settlements	0.09	1.97	(95)%	0.57	1.41	(60)%
Operating profit, including the effects of derivative cash settlements	$29.22	$24.56	19%	$30.17	$27.35	10%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$18.82	$19.17	(2)%	$19.00	$19.62	(3)%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2013

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Oil, gas, and NGL production revenue	$534,520	$312,608	$1,004,095	$675,203
Realized hedge gain (loss)	(1,189)	185	(1,288)	1,837
Gain (loss) on divestiture activity	6,280	(24,176)	5,706	(22,714)
Other operating revenues	19,749	15,803	35,027	27,517
Total operating revenues	559,360	304,420	1,043,540	681,843

Operating expenses:
Oil, gas, and NGL production expense	149,737	91,134	275,370	178,266
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	225,731	161,608	424,440	331,178
Exploration	20,657	22,007	36,055	40,614
Impairment of proved properties	34,552	38,523	55,771	38,523
Abandonment and impairment of unproved properties	4,339	10,707	4,641	10,849
General and administrative	35,374	31,130	67,654	59,272
Change in Net Profits Plan liability	(5,438)	(22,079)	(7,363)	(18,140)
Unrealized and realized derivative gain	(85,190)	(98,112)	(54,618)	(95,896)
Other operating expenses	35,314	17,111	51,108	28,561
Total operating expenses	415,076	252,029	853,058	573,227

Income from operations	144,284	52,391	190,482	108,616

Non-operating income (expense):
Interest income	24	5	36	75
Interest expense	(21,581)	(12,712)	(40,682)	(26,990)

Income before income taxes	122,727	39,684	149,836	81,701
Income tax expense	(46,205)	(14,795)	(56,587)	(30,476)

Net income	$76,522	$24,889	$93,249	$51,225

Basic weighted-average common shares outstanding	66,295	64,585	66,254	64,345

Diluted weighted-average common shares outstanding	67,893	67,556	67,711	67,806

Basic net income per common share	$1.15	$0.39	$1.41	$0.80

Diluted net income per common share	$1.13	$0.37	$1.38	$0.76

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2013

Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)	June 30,	December 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$176	$5,926
Accounts receivable	291,197	254,805
Refundable income taxes	2,716	3,364
Prepaid expenses and other	30,340	30,017
Derivative asset	58,071	37,873
Deferred income taxes	13,136	8,579
Total current assets	395,636	340,564

Property and equipment (successful efforts method), at cost:
Land	1,857	1,845
Proved oil and gas properties	5,922,411	5,401,684
Less - accumulated depletion, depreciation, and amortization	(2,737,774)	(2,376,170)
Unproved oil and gas properties	234,741	175,287
Wells in progress	290,289	273,928
Materials inventory, at lower of cost or market	14,012	13,444
Oil and gas properties held for sale net of accumulated depletion, depreciation and amortization of $55,348 in 2013 and $20,676 in 2012	87,310	33,620
Other property and equipment, net of accumulated depreciation of $25,542 in 2013 and $22,442 in 2012	176,243	153,559
Total property and equipment, net	3,989,089	3,677,197

Noncurrent assets:
Derivative asset	28,798	16,466
Restricted cash	94,311	86,773
Other noncurrent assets	82,834	78,529
Total other noncurrent assets	205,943	181,768
Total Assets	$4,590,668	$4,199,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$577,452	$525,627
Derivative liability	4,748	8,999
Other current liabilities	6,000	6,920
Total current liabilities	588,200	541,546

Noncurrent liabilities:
Revolving credit facility	28,000	340,000
6.625% Senior Notes Due 2019	350,000	350,000
6.50% Senior Notes Due 2021	350,000	350,000
6.50% Senior Notes Due 2023	400,000	400,000
5.0% Senior Notes Due 2024	500,000	—
Asset retirement obligation	118,383	112,912
Asset retirement obligation associated with oil and gas properties held for sale	4,617	1,393
Net Profits Plan liability	71,464	78,827
Deferred income taxes	598,662	537,383
Derivative liability	1,525	6,645
Other noncurrent liabilities	52,914	66,357
Total noncurrent liabilities	2,475,565	2,243,517

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 66,412,394 shares in 2013 and 66,245,816 shares in 2012; outstanding, net of treasury shares: 66,389,982 shares in 2013 and 66,195,235 shares in 2012	664	662
Additional paid-in capital	254,940	233,642
Treasury stock, at cost: 22,412 shares in 2013 and 50,581 shares in 2012	(823)	(1,221)
Retained earnings	1,280,332	1,190,397
Accumulated other comprehensive loss	(8,210)	(9,014)
Total stockholders’ equity	1,526,903	1,414,466
Total Liabilities and Stockholders’ Equity	$4,590,668	$4,199,529

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2013

Condensed Consolidated Statements of Cash Flows
(in thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$76,522	$24,889	$93,249	$51,225
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on divestiture activity	(6,280)	24,176	(5,706)	22,714
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	225,731	161,608	424,440	331,178
Exploratory dry hole expense	5,727	7,592	5,886	8,198
Impairment of proved properties	34,552	38,523	55,771	38,523
Abandonment and impairment of unproved properties	4,339	10,707	4,641	10,849
Stock-based compensation expense	9,955	8,022	18,068	12,372
Change in Net Profits Plan liability	(5,438)	(22,079)	(7,363)	(18,140)
Unrealized derivative gain	(82,979)	(81,666)	(40,615)	(74,014)
Amortization of debt discount and deferred financing costs	1,363	951	2,440	4,616
Deferred income taxes	45,959	14,927	56,239	30,215
Plugging and abandonment	(2,368)	(670)	(3,746)	(1,516)
Other	3,933	(595)	5,769	(867)
Changes in current assets and liabilities:
Accounts receivable	(37,120)	14,702	(59,284)	735
Refundable income taxes	397	(28)	648	2,978
Prepaid expenses and other	(1,034)	(1,756)	(680)	(4,759)
Accounts payable and accrued expenses	40,804	22,932	46,598	(4,019)
Net cash provided by operating activities	314,063	222,235	596,355	410,288

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	16,036	13,731	20,343	15,410
Capital expenditures	(352,852)	(370,351)	(733,992)	(705,366)
Acquisition of proved and unproved oil and gas properties	(59,156)	(5,312)	(59,201)	(5,312)
Other	(2,915)	(1,439)	(4,940)	111
Net cash used in investing activities	(398,887)	(363,371)	(777,790)	(695,157)

Cash flows from financing activities:
Proceeds from credit facility	293,000	776,500	516,500	802,500
Repayment of credit facility	(695,000)	(739,500)	(828,500)	(741,500)
Deferred financing costs related to credit facility	(3,444)	—	(3,444)	—
Net proceeds from 5.0% Senior Notes Due 2024	490,820	—	490,820	—
Net proceeds from 6.50% Senior Notes Due 2023	—	392,336	—	392,336
Repayment of 3.50% Senior Convertible Notes	—	(287,500)	—	(287,500)
Proceeds from sale of common stock	2,880	1,850	3,652	2,888
Dividends paid	(3,314)	(3,208)	(3,314)	(3,208)
Other	(29)	556	(29)	343
Net cash provided by financing activities	84,913	141,034	175,685	165,859

Net change in cash and cash equivalents	89	(102)	(5,750)	(119,010)
Cash and cash equivalents at beginning of period	87	286	5,926	119,194
Cash and cash equivalents at end of period	$176	$184	$176	$184

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2013

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (GAAP)
to adjusted net income (Non-GAAP):
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Reported net income (GAAP)	$76,522	$24,889	$93,249	$51,225

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(3,393)	(13,844)	(4,580)	(11,374)
Unrealized derivative gain	(51,779)	(51,205)	(25,263)	(46,407)
(Gain) loss on divestiture activity	(3,919)	15,158	(3,549)	14,241
Impairment of proved properties	21,561	24,154	34,690	24,154
Abandonment and impairment of unproved properties	2,708	6,713	2,887	6,802
Royalty adjustment (2)	10,107	—	10,075	—

Adjusted net income (Non-GAAP) (3)	$51,807	$5,865	$107,509	$38,641

Diluted weighted-average common shares outstanding:	67,893	67,556	67,711	67,806

Adjusted net income per diluted common share:	$0.76	$0.09	$1.59	$0.57

(1) For the three and six-month periods ended June 30, 2013, adjustments are shown net of tax using the Company's effective rate of 37.6%, and 37.8% respectively, as calculated by dividing income tax expense by income before income taxes on the consolidated statement of operations. For the three and six-month period ended June 30, 2012, adjustments are shown net of tax and are calculated using a tax rate of 37.3%, which approximates the Company's statutory tax rate for that period, as adjusted for ordinary permanent differences.

(2) Royalty adjustment is included as a portion of Other operating expense on the Company's Condensed Consolidated Statement of Operations. The estimated liability is related to ongoing discussions to clarify royalty payment provisions of various leases on certain South Texas & Gulf Coast acreage.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and generally are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative gain, property impairments, and (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2013
EBITDAX
(in thousands)

Reconciliation of net income (GAAP) to EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Net income (GAAP)	$76,522	$24,889	$93,249	$51,225
Interest expense	21,581	12,712	40,682	26,990
Interest income	(24)	(5)	(36)	(75)
Income tax expense	46,205	14,795	56,587	30,476
Depreciation, depletion, amortization, and asset retirement obligation liability accretion	225,731	161,608	424,440	331,178
Exploration (1)	18,383	22,007	31,607	40,614
Impairment of proved properties	34,552	38,523	55,771	38,523
Abandonment and impairment of unproved properties	4,339	10,707	4,641	10,849
Stock-based compensation expense	9,955	8,022	18,068	12,372
Unrealized derivative gain	(82,979)	(81,666)	(40,615)	(74,014)
Change in Net Profits Plan liability	(5,438)	(22,079)	(7,363)	(18,140)
(Gain) loss on divestiture activity	(6,280)	24,176	(5,706)	22,714
EBITDAX (Non-GAAP) (2)	342,547	213,689	671,325	472,712
Interest expense	(21,581)	(12,712)	(40,682)	(26,990)
Interest income	24	5	36	75
Income tax expense	(46,205)	(14,795)	(56,587)	(30,476)
Exploration	(18,383)	(22,007)	(31,607)	(40,614)
Exploratory dry hole expense	5,727	7,592	5,886	8,198
Amortization of debt discount and deferred financing costs	1,363	951	2,440	4,616
Deferred income taxes	45,959	14,927	56,239	30,215
Plugging and abandonment	(2,368)	(670)	(3,746)	(1,516)
Other	3,933	(595)	5,769	(867)
Changes in current assets and liabilities	3,047	35,850	(12,718)	(5,065)
Net cash provided by operating activities (GAAP)	$314,063	$222,235	$596,355	$410,288

(1) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations because of the component of stock-based compensation expense recorded to exploration.

(2) EBITDAX represents income (loss) before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non-cash stock compensation expense, unrealized derivative gains, change in the Net Profit Plan liability, and gains and losses on divestitures. EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under its credit facility based on its debt to EBITDAX ratio. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, profitability, or liquidity measures prepared under GAAP. Because EBITDAX excludes some, but not all items that affect net income and may vary among companies, the EBITDAX amounts presented may not be comparable to similar metrics of other companies.